Exhibit 2(i)

Jul   29   97    03:36p                                                      P.1






                           ARTICLES OF INCORPORATION
                               STATE OF LOUISIANA
                                       OF
                   GOLDEN OPPORTUNITY DEVELOPMENT CORPORATION

                             PARISH OF IBERVILLE



         BE IT KNOWN that on this day of 1996, before me, a Notary Public in and for the Parish of Iberville,. State of Louisiana personally came and appeared the subscribers, hereto, of the full age of majority, who declared to me, Notary, in the presence of the undersigned competent witnesses, that availing themselves of the provisions of the Louisiana Business Corporation Law, they do hereby form a Corporation under and in accordance with the following Articles of Incorporation:

                                       I.

         'The name of the corporation is:

                  GOLDEN OPPORTUNITY DEVELOPMENT CORPORATION

                                       II.

        The purpose of this Corporation is to engage in any lawful activity for which Corporations may be formed under the Business Corporation Law,

                                      III.

        This Corporation has the authority to issue an aggregate of 100,000 share of capital stock, all of which are designated common stock having, $.01par value per share.

                                       IV.

     Shareholders have pre-emptive rights. Other transfers of stock shall be regulated as follows:
             A. No stock in this Corporation shall be transferred unless the stock shall have been first offered for sale to the Corporation, and, if the Corporation shall fail or refuse to accept the offer, to each of the other stockholders of this Corporation. The offeror shall have an option to purchase the stock to be

Aug    07    97        11:06a                                                P.1

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transferred  at the same terms and  conditions  as the  offeror  shall have been offered by a third person at arm's length, acting in good faith. The offer shall be in writing and shall set forth the price and terms on which the stock is offered. It shall be sent by registered mail to the President and Secretary of the Corporation and to each stockholder at the address listed on the Corporation books. The right to transfer stock shall not exist until the Corporation and all existing stockholders either refuse in writing the offer so made, or waive the requirement of an offer in writing or until they fail for a period of thirty
(30) days after receipt of the written offer to accept it by compliance with the terms therein set forth. Regulations as to the formalities and procedures to be followed in effecting the transfer may be prescribed in the by-laws of the Corporation

B Should the Corporation be unable or unwilling for any reason to exercise its option as granted above, the option may be exercised by such stockholders as desire to exercise it, in the proportions in which these stockholders hold stock in the Corporation.

C After the expiation of the option period, no transfer at a price less than has been offered to the Corporation and the other stockholders, or on terms or conditions varying from those stated in the letter notifying the Corporation and the stockholders of a proposal to transfer, shall be valid, until the right shall have been offered to the Corporation and the stockholders to purchase the stock proposed to be transferred at the precise price and on the precise terms and conditions which were offered to or by the stockholder who proposes to transfer his stock.

D The stockholders in this Corporation may make agreements, either in By-laws or by a shareholder agreement, between themselves relative to the purchase, among themselves, or the stock of this Corporation in the event of the death, insanity, retirement or disability of any stockholder, and in the event of a transfer of his stock by donation to the stockholder's spouse and linear descendants. A copy of such agreement shall be filed with Secretary or Secretary/Treasurer of this Corporation, and the provisions of any such agreement shall be binding upon the person who are parties to it and their respective heirs, administrators, legatees, executors and assigns.

E Except as to a transfer or death or a gift of the stock of stockholder to his spouse or linear descendants (which shall be controlled if at all by the By-laws or by a shareholder agreement), no sale, mortgage, pledge, conveyance, transfer, seizure, donation, sale under legal process or attachment, or by virtue of any pledge or hypothecation, and no other disposal of stock of any nature whatsoever shall have any effect as related to the Corporation or its stockholders, nor shall it be valid in any fashion until the option period provided above shall have expired.

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                                   Page 2 of 3

                                       V.

         The name and post office address of each incorporator is:

         Brad Smith
         24130 Ferdinand
         Plaquemine, LA 70764

         THUS DONE AND PASSED on the 7th day of    May    1997, in the Parish of

Iberville, State of Louisiana, in the presence of the undersigned competent witness and me, Notary, after a due reading of the whole.

WITNESSES:

           /s/                                             /s/
  ----------------------                               ---------------------

           /s/
  ---------------------
                                                     /s/
                                           -------------------------
                                           Notary


















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                                   Page 3 of 3
                     INITIAL REPORT BY DOMESTIC CORPORATIONS
           (To be filed when the Articles of Incorporation are filed)
                               (R.S. 1950. 12:101)


--------------------------------------------------------------------------------
State Of Louisiana

Parish of

         To:     The Secretary of State
                 Baton Rouge, Louisiana

Complying with R.S. 1950, 12:101.    GOLDEN OPPORTUNITY DEVELOPMENT CORPORATION
                                        (Name of Corporation)

hereby makes its initial report as follows:



         Municipal Address or Location of its Registered Officer
             24130 Ferdinand, Plaquemine, LA 70764


         Names and Municipal Address or Location of Each Registered Agent.
             Brad Smith, 2 130 Ferdinand, Plaquemine, LA 70764

The undersigned accepts the designation as registered agent as pursuant to Act 769 of 1987. I hereby accept the appointment of registered agent(s):

                                                             Registered agent(s)
                                                             signature(s)Sworn
                                                             to  and  subscribed
                                                             before  me, 7th day
                                                             of May, 1997.

                                                         -----------------------
                                                             Notary Public
      Names and Addresses of the First Directors (if elected when Articles are Filed) Brad Smith, 24130 Ferdinand, Plaquemine, LA 70764

Dated at            Lafayette, LA                    on the 7th day of May, 1997
        ---------------------------------------------------------------------










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Jul     29     97        03:10p                                             P.10




                                                              ###-##-####



                                 Acknowledgement

STATE OF LOUISIANA

PARISH OF


        This instrument was acknowldged before me on 10 day of March , 1996 by /s/ Jimmie Wilkerson.





                                                    -------------------------
                                                    Notary Public in and for
                                                    State of Louisiana












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